UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 28, 2009

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

2360 Owen Street
Santa Clara, California 95054
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 980-8388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2009, GSI Technology, Inc. (“GSI”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Sony Electronics Inc. (“Sony”) pursuant to which GSI purchased substantially all of the assets related to Sony’s SRAM memory device product line. The transactions contemplated by the Purchase Agreement were consummated simultaneously with the execution of the Purchase Agreement. The consideration for the assets consists of approximately $6.9 million in cash, of which approximately $5.2 million was paid at the closing and the balance will be payable following a post-closing adjustment to reflect actual product inventory on hand at the closing. GSI is also required to make future cash payments based on the sale of certain acquired SRAM products over an eight quarter period, commencing with the first quarter in which GSI derives revenue from shipments of such products. The Purchase Agreement contains representations and warranties, covenants and indemnification provisions customary for a transaction of this size and nature.  As part of the transaction, GSI also entered into an Intellectual Property Agreement with Sony under which it acquired certain patents and license rights to other intellectual property used in connection with the acquired product line. The acquisition will be accounted for under the purchase method of accounting.

The acquisition will not have a significant impact on GSI’s total revenues or, except for adjustments required by purchase accounting rules, on its operating results for the second fiscal quarter ending September 30, 2009. Based on historical sales data and current sales projections, GSI believes that the new product line will generate additional revenues of approximately $1 million in the third quarter ending December 31, 2009 and expects that the new product line should generate quarterly revenues of approximately $2 million by the quarter ending September 30, 2010. GSI also expects that, after a transition period of one to two quarters, gross profit margins comparable to GSI’s overall gross margins will be achieved.

Prior to the closing of the transactions contemplated by the Purchase Agreement, there were no material relationships between GSI and Sony or any related parties or affiliates of Sony.

A copy of the press release announcing the transactions contemplated by the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this report regarding the consummation of the transactions contemplated by the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(a)                                  Financial Statements for Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this initial Current Report on Form 8-K. Instead, the required financial information will be filed by amendment not later than 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)                                 Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed on this initial Current Report on Form 8-K. Instead, the required pro forma financial information will be filed by amendment not later than 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)                                 Exhibits

Exhibit	Description

99.1	Press Release of GSI Technology, Inc. dated August 28, 2009

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this report are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with potential difficulties that may be encountered in integrating the acquired product line and realizing the potential benefits of the acquisition; potential volatility in future earnings as a result of purchase accounting adjustments; fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the cyclical nature of the semiconductor industry and the SRAM market and related challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s Form 10-K and Form 10-Q reports and other filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2009

GSI Technology, Inc.

	By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release of GSI Technology, Inc. dated August 28, 2009